Exhibit 99.1

Date:	April 23, 2014
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL SECOND QUARTER 2014 FINANCIAL RESULTS

Stroudsburg, Pennsylvania, April 23, 2014 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding Company for ESSA Bank & Trust, a $1.58 billion asset institution providing full service retail and commercial banking, financial and investment services, today announced results for fiscal second quarter and fiscal first half, 2014.

The Company reported net income of $1.5 million, or $0.14 per diluted share, for the three months ended March 31, 2014, compared with net income of $2.0 million, or $0.17 per diluted share, for the three months ended March 31, 2013. For the six months ended March 31, 2014, ESSA reported net income of $3.5 million, or $0.32 per diluted share, compared to net income of $4.9 million, or $0.41 per diluted share, for the corresponding 2013 period. Results for the three and six month periods ended March 31, 2014 reflect declines in the accretion of the fair market adjustments that resulted from the Company’s acquisition of First Star Bancorp along with declines in gains from the sales of investments and loans compared to the comparable periods in 2013.

The Company’s first half 2014 results included $346,000 in merger-related costs. Following the close of the fiscal second quarter, the Company completed its acquisition of Franklin Security Bancorp on April 4, 2014, adding approximately $219.5 million in total assets, $155.5 million in loans and $163.1 million in deposits not reflected in the Company’s balance sheet totals as of March 31, 2014.

Gary S. Olson, President and CEO, commented: “We are excited to continue building the ESSA Bank & Trust franchise with this latest acquisition. Not only does the merger open the door to new geographical markets – it broadens and diversifies our revenue mix and growth opportunities, particularly with Franklin’s strength in government lending and indirect auto lending. Additionally, we have the opportunity to build the commercial banking business in the markets served by Franklin, and introduce ESSA’s mortgage lending capabilities to serve the Wilkes-Barre and Scranton markets.”

The Company’s pre-tax core earnings, excluding the accretion of the fair market adjustments that resulted from the Company’s acquisition of First Star Bancorp, gains on the sale of securities and loans, and the Franklin merger related expenses, were $3.9 million in fiscal first half 2014 compared with $3.7 million in fiscal first half 2013. In fiscal second quarter 2014, core earnings were $1.7 million compared with $1.3 million in fiscal second quarter 2013.

“We believe our core operating results reflect a growth strategy that is consistently adding value for the Company and its shareholders,” Olson explained. “Total stockholders’ equity increased to $167.7 million at March 31, 2014 compared to $166.5 million at the beginning of our fiscal year, and the Company’s tangible book value was $13.08 per share at March 31, 2014, up from $12.73 a year ago. We also enhanced shareholder value as our board authorized an increased cash dividend on common shares in the second quarter, and we utilized a portion of our capital to repurchase shares.” During the three months ended March 31, 2014, the Company repurchased 41,625 shares at an average cost of $11.39 per share, and during the three months ended December 31, 2013, repurchased 17,600 shares at an average cost of $11.14 per share for a total of 59,225 shares repurchased during the fiscal first half 2014.

“In our core market, we continue our focus on executing our business plan, while exploring additional opportunities that we believe may facilitate continued growth of the franchise and drive accelerating value for shareholders over time,” Olson explained.

Income Statement Review

Net interest income decreased $946,000, or 9.57%, to $8.9 million for the three months ended March 31, 2014, from $9.9 million for the comparable period in 2013. The change primarily reflected a decrease in the Company’s interest rate spread to 2.79% for the three months ended March 31, 2014, from 2.97% for the comparable period in 2013, the decline in the accretion of fair market value adjustments and a decrease in the Company’s average net earning assets of $12.1 million.

Net interest income decreased $2.2 million, or 10.55%, to $18.4 million for the six months ended March 31, 2014, from $20.6 million for the comparable period in 2013. The decline was primarily attributable to a decrease in the Company’s interest rate spread to 2.83% for the six months ended March 31, 2014 from 3.06% for the comparable period in 2013, the decline in the accretion of fair market value adjustments and a decrease in the Company’s average net earning assets of $7.4 million.

The net interest margin was 2.89% for the three months ended March 31, 2014 compared to a net interest margin of 3.08% for the comparable period in 2013. The net interest margin was 2.93% for the six months ended March 31, 2014 compared to a net interest margin of 3.17% for the comparable period in 2013. The Company’s net interest rate spread was 2.88% and the net interest margin was 2.98% for the quarter ended December 31, 2013.

The provision for loan losses decreased to $750,000 for the three months ended March 31, 2014, compared to $850,000 for the three months ended March 31, 2013. Net loan charge-offs in fiscal second quarter 2014 were $456,000 compared to $734,000 in the fiscal second quarter 2013. The provision for loan losses decreased to $1.5 million for the six months ended March 31, 2014, compared to $1.9 million for the six months ended March 31, 2013. Net loan chargeoffs for the year-to-date 2014 period were $901,000 compared to chargeoffs of $1.5 million for the comparable 2013 period.

Noninterest income decreased 28.72% to $1.8 million for the three months ended March 31, 2014, compared to the three months ended March 31, 2013, primarily reflecting a decrease in the gains on sale of investments of $472,000 and decreased service charges and fees on loans of $164,000. Noninterest income decreased $1.1 million, or 24.64% to $3.4 million for the six months ended March 31, 2014 from $4.5 million for the comparable period in 2013. The primary reasons for the decline were decreases in services charges and fees on loans of $208,000, gain on sale of investments of $502,000 and gain on sale of loans of $415,000, respectively.

Noninterest expense declined 10.31% to $7.9 million for the three months ended March 31, 2014 compared to $8.8 million for the comparable period in 2013, primarily reflecting lower compensation and employee benefits expenses of $711,000 for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. Decreases in the cost of the Company’s stock based incentive plan and retirement costs were the primary reasons for the decline in compensation and employees benefits.

Noninterest expense declined 4.07% to $15.6 million for the six month period ended March 31, 2014 compared to $16.3 million for the comparable period in 2013. Declines in compensation and benefits of $959,000 and other expenses of $311,000 were partially offset by a decrease in the gain on foreclosed real estate of $347,000 and an increase in merger related expenses of $346,000 related to the Company’s acquisition of Franklin Security Bancorp, which was completed on April 4, 2014.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets decreased $6.9 million, or 0.50%, to $1.37 billion at March 31, 2014, compared to $1.37 billion at September 30, 2013.

Loans receivable, net of an $8.7 million allowance for loan losses, were $906.4 million at March 31, 2014 compared to loans receivable, net of an $8.1 million allowance for loan losses, of $928.2 million at September 30, 2013.

Total deposits decreased $42.6 million, or 4.09%, to $998.4 million at March 31, 2014, from $1.04 billion at September 30, 2013. Included in the deposit decrease was a decrease of $31.5 million in brokered certificates of deposit. During the same period, borrowings increased $31.3 million. Olson explained that in fiscal 2014, FHLB borrowings have been attractively priced compared to brokered certificates.

Nonperforming assets totaled $24.9 million, or 1.83%, of total assets at March 31, 2014, compared with $26.0 million, or 1.89%, of total assets at September 30, 2013. The decrease in nonperforming assets of $1.1 million at March 31, 2014 compared to September 30, 2013 was due primarily to a decline in nonperforming residential mortgages of $2.1 million offset by a $1.0 million increase in nonperforming commercial loans.

The allowance for loan losses was $8.7 million, or 0.95%, of loans outstanding at March 31, 2014, compared to $8.1 million, or 0.86%, of loans outstanding at September 30, 2013.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 11.38%, exceeding accepted regulatory standards for a well-capitalized institution. The Company also maintains a tangible equity to total assets ratio of 11.27%.

Stockholders’ equity increased $1.3 million to $167.7 million at March 31, 2014, from $166.4 million at September 30, 2013. During the three months ended March 31, 2014, the Company repurchased 41,625 shares at an average cost of $11.39 per share. Tangible book value per share at March 31, 2014 increased to $13.08 compared with $12.73 at March 31, 2013.

The Company’s return on average assets and return on average equity, respectively, were 0.44% and 3.56% for the three months ended March 31, 2014 compared with 0.59% and 4.64% for the corresponding period of fiscal 2013. The Company’s return on average assets and return on average equity, respectively, were 0.52% and 4.17% for the six months ended March 31, 2014 compared to 0.70% and 5.57% for the comparable period in fiscal 2013. Return on average assets and return on average equity, respectively, were 0.59% and 4.77% for the quarter ended December 31, 2013.

Olson concluded: “While economic conditions in Northeastern Pennsylvania continue to present challenges. we feel ESSA Bank & Trust is effectively competing for quality commercial and retail business and tapping into new opportunities available to us as a larger institution with a broader market footprint. We believe we have prudently leveraged our strong capital position to build ESSA Bancorp and to generate value for our shareholders in the process.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of more than $1.5 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. ESSA Bank & Trust maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 27 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes-Barre markets in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market(SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NON-GAAP Disclosures

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2014	September 30, 2013
	(dollars in thousands)
ASSETS
Cash and due from banks	$12,895	$22,393
Interest-bearing deposits with other institutions	27,767	4,255

Total cash and cash equivalents	40,662	26,648
Certificates of deposit	1,767	1,767
Investment securities available for sale	314,329	315,622
Loans receivable (net of allowance for loan losses of $8,662 and $8,064)	906,356	928,230
Regulatory stock, at cost	10,353	9,415
Premises and equipment, net	17,055	15,747
Bank-owned life insurance	29,250	28,797
Foreclosed real estate	2,168	2,111
Intangible assets, net	1,992	2,466
Goodwill	10,259	8,817
Deferred income taxes	11,350	11,183
Other assets	19,853	21,512

TOTAL ASSETS	$1,365,394	$1,372,315

LIABILITIES
Deposits	$998,430	$1,041,059
Short-term borrowings	38,000	23,000
Other borrowings	145,550	129,260
Advances by borrowers for taxes and insurance	8,870	4,962
Other liabilities	6,810	7,588

TOTAL LIABILITIES	1,197,660	1,205,869

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,586	182,440
Unallocated common stock held by the Employee Stock Ownership Plan	(10,306)	(10,532)
Retained earnings	73,912	71,709
Treasury stock, at cost	(76,793)	(76,117)
Accumulated other comprehensive loss	(1,846)	(1,235)

TOTAL STOCKHOLDERS’ EQUITY	167,734	166,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,365,394	$1,372,315

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31		For the Six Months Ended March 31
	2014	2013	2014	2013
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$9,843	$11,041	$20,366	$23,278
Investment securities:
Taxable	1,523	1,558	3,050	3,188
Exempt from federal income tax	71	73	144	127
Other investment income	85	18	144	47

Total interest income	11,522	12,690	23,704	26,640

INTEREST EXPENSE
Deposits	1,906	1,848	3,894	3,819
Short-term borrowings	27	46	50	82
Other borrowings	651	912	1,331	2,136

Total interest expense	2,584	2,806	5,275	6,037

NET INTEREST INCOME	8,938	9,884	18,429	20,603
Provision for loan losses	750	850	1,500	1,850

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,188	9,034	16,929	18,753

NONINTEREST INCOME
Service fees on deposit accounts	722	711	1,514	1,518
Services charges and fees on loans	104	268	289	497
Trust and investment fees	230	196	441	411
Gain on sale of investments, net	236	708	236	738
Gain on sale of loans, net	—	81	—	415
Earnings on Bank-owned life insurance	225	248	453	474
Insurance commissions	227	232	420	407
Other	8	14	26	24

Total noninterest income	1,752	2,458	3,379	4,484

NONINTEREST EXPENSE
Compensation and employee benefits	4,357	5,068	8,665	9,624
Occupancy and equipment	1,065	1,030	1,983	1,979
Professional fees	498	592	907	904
Data processing	769	805	1,449	1,468
Advertising	114	145	220	255
Federal Deposit Insurance Corporation Premiums	235	293	464	478
Loss (Gain) on foreclosed real estate	(93)	(172)	(51)	(398)
Merger related costs	88	—	346	—
Amortization of intangible assets	237	249	474	499
Other	614	780	1,175	1,486

Total noninterest expense	7,884	8,790	15,632	16,295

Income before income taxes	2,056	2,702	4,676	6,942
Income taxes	554	662	1,170	2,023

Net Income	$1,502	$2,040	$3,506	$4,919

Earnings per share:
Basic	$0.14	$0.17	$0.32	$0.41
Diluted	$0.14	$0.17	$0.32	$0.41

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2014	2013	2014	2013
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,355,618	$1,393,004	$1,358,326	$1,395,870
Total interest-earning assets	1,256,273	1,300,283	1,260,595	1,302,189
Total interest-bearing liabilities	1,110,095	1,142,032	1,115,335	1,149,526
Total stockholders’ equity	168,610	175,697	168,334	176,517

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,859,518	11,763,581	10,875,856	11,932,539
Average shares outstanding - diluted	10,859,702	11,763,581	10,884,070	11,932,539
Book value shares	11,885,778	12,589,699	11,885,778	12,589,699

Net interest rate spread	2.79%	2.97%	2.83%	3.06%
Net interest margin	2.89%	3.08%	2.93%	3.17%

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2014	2013	2014	2013
	(dollars in thousands)		(dollars in thousands)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
Income before income taxes	$2,056	$2,702	$4,676	$6,942
Deduct: accretion of fair market value adjustments from First Star acquisition	222	653	852	2,052
Deduct: Gains from sales of loans and investments	236	789	236	1,153
Add: Merger related costs	88	—	346	—

Pre-tax core earnings:	$1,686	$1,260	$3,934	$3,737